EXHIBIT (e)(1)(D)

[Form of Amendment]

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

601 Congress Street

Boston, MA 02210

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

RE: Second Amendment to ETF Distribution Agreement

Ladies and Gentlemen:

Pursuant to Section 1 of the ETF Distribution Agreement dated as of May 31, 2017 (the “ETF Distribution Agreement”), by and between John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), and Foreside Fund Services, LLC, a Delaware limited liability company, please be advised that the Trust has established one (1) new series of its shares, namely: John Hancock Multifactor Emerging Markets ETF (the “Fund”).

Please be further advised that the Trust desires to retain Foreside Fund Services, LLC to serve as distributor under the ETF Distribution Agreement for the Fund. A revised Exhibit A showing the complete list of funds for which Foreside serves as distributor has been attached hereto.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

FORESIDE FUND SERVICES, LLC	JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:	By:
Name:	Name:
Title:	Title:

Dated: as of [________ __, 2018]

EXHIBIT A

Fund List

As of [________ ___, 2018]

John Hancock Multifactor Large Cap ETF

John Hancock Multifactor Mid Cap ETF

John Hancock Multifactor Consumer Discretionary ETF

John Hancock Multifactor Financials ETF

John Hancock Multifactor Healthcare ETF

John Hancock Multifactor Technology ETF

John Hancock Multifactor Consumer Staples ETF

John Hancock Multifactor Energy ETF

John Hancock Multifactor Industrials ETF

John Hancock Multifactor Materials ETF

John Hancock Multifactor Utilities ETF

John Hancock Multifactor Developed International ETF

John Hancock Multifactor Small Cap ETF

John Hancock Multifactor Emerging Markets ETF

BOLD indicates new fund.